UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 18, 2013

MIDWEST ENERGY EMISSIONS CORP.
(Exact name of registrant as specified in its charter)

Commission file number 000-33067

Delaware	87-0398271
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

500 West Wilson Bridge Road, Suite 140 Worthington, Ohio	43085
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (701) 757-1066

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 18, 2013, Midwest Energy Emissions Corp and its wholly owned subsidiary MES, Inc. (together the “Company”) entered into an Amendment to the Exclusive Patent and Know-How License (the “Amendment”) with Energy & Environment Research Center Foundation, a North Dakota nonprofit entity (“EERCF”) when it received an executed signature page from EERCF to obtain the rights to use and obtain ownership of additional intellectual property of the EERCF.  The Amendment finalized on December 18, 2013 was made to be effective on December 16, 2013.

Pursuant to the Amendment, in exchange for additional patent rights the Company agreed to pay the EERCF $50,000, issue 962,500 shares of its common stock to the EERCF and issue a total of 412,500 shares of its common stock to four individual inventors of the intellectual property contained in the amended license agreement within 30 days.  Also, the annual license maintenance fees are $300,000 payable in monthly installments of $25,000 and the previous requirement of the Company to annually enter into at least one sales agreement for at least one gigawatt nameplate electrical generation capacity has been eliminated.  The Company has the option to receive an assignment of the patent rights from the EERCF by paying $2,500,000 and issuing 612,500 shares of its common stock to the EERCF and issuing a total of 262,500 shares of its common stock issued to four individual inventors of the intellectual property contained in the amended license agreement. Upon the receipt of the optional payment and the assignment of these patent rights, all royalty and maintenance fee payments cease.

The foregoing summary of the Amendment is qualified in its entirety by reference to the actual agreements, a copy of which is filed as Exhibit 10.1 to this report, and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

Exhibit Number	Description

10.1*	Amendment No. 4 to the Exclusive Patent and Know-How License including Transfer of Ownership between RLP Energy, Inc. and Energy and Environmental Research Center Foundation dated December 16, 2013.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Midwest Energy Emissions Corp.

Date: December 20, 2013	By:	/s/ Richard H Gross
Richard H. Gross
Chief Financial Officer

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